EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GLOBAL ENERGY GROUP, INC.

      Pursuant to Section 242 of the Delaware General Corporation Law, Global Energy Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

      FIRST. Paragraph B through Paragraph F of Article 6 of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirety as follows:

“B.	Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time pursuant to the Corporation’s bylaws. Each director, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall hold office until the next annual meeting at which his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

C.	The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

D.	[Intentionally omitted].

E.	Any vacancies on the board of directors resulting from death, resignation, removal, increase in the number of directors constituting the board of directors, or any other cause, unless the board of directors determines by resolution that any such vacancies or newly created directorship shall be filled by stockholders or as otherwise required by law, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the board of directors, and not by the stockholders. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled only by the affirmative vote of at least 80 percent of the voting power of all shares of the Corporation entitled to vote generally in the election of directors voting as a single class.

F.	Any person elected to fill a newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified or until his or her earlier death, resignation or removal from office. In no case shall a decrease in the number of directors constituting the board of directors remove or shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.”

      SECOND. The first paragraph of Article 4 of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirety as follows:

      “The total number of number of shares of stock of all classes which the Corporation has authority to issue is 110,000,000 shares, of which 100,000,000 shares shall be common stock, with a par value of $.001 per share (“Common Stock”), and 10,000,000 shares shall be preferred stock, with a par value of $.001 per share (“Preferred Stock”).”

      THIRD. In accordance with Section 141 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted resolutions setting forth said amendments, declaring said amendments to be advisable and in the best interests of the Corporation and calling for the submission of said amendment to the stockholders of the Corporation for consideration thereof.

      FOURTH. In accordance with the Delaware General Corporation Law, the stockholders of the Corporation have duly adopted said amendments at the Corporation’s annual meeting of stockholders.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of the 28th day of December, 2004.

Global Energy Group, Inc.
By:	/s/ John R. Bailey
John R. Bailey, President